Registration No. 333-
As filed with the Securities and Exchange Commission on August 7, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

GENOCEA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0596811
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 Acorn Park Drive, 5th Floor, Cambridge, MA	02140
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2014 Equity Incentive Plan
2014 Employee Stock Purchase Plan, as amended
Narinderjeet Singh Inducement Stock Option Agreement
(Full titles of the plans)

William Clark
President and Chief Executive Officer
100 Acorn Park Drive, 5th Floor
Cambridge, MA 02140
(Name and address of agent for service)

(617) 876-8191
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Marc A. Rubenstein
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
617-951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Amended and Restated 2014 Equity Incentive Plan, Common Stock, $0.001 par value per share	2,500,000 shares		$0.66	(2)	$1,650,000	$205.43
2014 Employee Stock Purchase Plan, as amended, Common Stock, $0.001 par value per share	2,500,000 shares		$0.66	(2)	$1,650,000	$205.43
Common Stock, $0.001 par value per share, issuable pursuant to Narinderjeet Singh Inducement Stock Option Agreement	200,000 shares	(3)	$1.24	(4)	$248,000	$30.88
TOTAL	5,200,000 shares				$3,548,000	$441.74

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act based on the average high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Global Market on August 6, 2018 to be $0.69 and $0.62 respectively.

(3)
Represents 200,000 shares of Common Stock available for issuance upon the vesting and exercise of a stock option grant by the Registrant to Narinderjeet Singh on March 12, 2018 in reliance on the employment inducement award exemption under Rule 5635(c)(4) of The Nasdaq Stock Market Rules.

(4)
Such shares are issuable upon the vesting and exercise of an outstanding option with a fixed exercise price. Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed based upon the basis of the price at which the option may be exercised, which is equal to the closing price of the Registrant’s Common Stock on March 12, 2018, as reported on The Nasdaq Global Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register (i) an additional 2,500,000 shares of common stock, par value $0.001 per share (the “Common Stock”) under Genocea Biosciences, Inc.’s (the “Registrant”) Amended and Restated 2014 Equity Incentive Plan, (ii) an additional 2,500,000 shares of Common Stock under the Registrant’s Employee Stock Purchase Plan, as amended, and (iii) 200,000 shares of Common Stock issuable upon the vesting and exercise of a stock option grant by the Registrant to Narinderjeet Singh in reliance on the employment inducement exemption under Rule 5635(c)(4) of The Nasdaq Stock Market Rules.

PART I

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Amended and Restated 2014 Equity Incentive Plan and the Employee Stock Purchase Plan, as amended, and to Narinderjeet Singh.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

(a)           the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 16, 2018;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, filed on May 11, 2018, and June 30, 2018, filed on August 3, 2018;

(c)	the Registrant’s Current Reports on Form 8-K filed on January 19, 2018, January 31, 2018, February 12, 2018, March 9, 2018, April 30, 2018, June 21, 2018 and June 25, 2018; and

(d)           the description of the Registrant’s Common Stock which is contained in the Registrant’s registration statement on Form 8-A filed by the Registrant with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 30, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant shall indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant maintains insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.     Exhibits.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Description
4.1
Fifth Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the current report on Form 8-K filed on February 12, 2014 (File No. 001-36289) and incorporated herein by reference).

4.2	Amended and Restated By-laws (previously filed as Exhibit 3.2 to the current report on Form 8-K filed on February 12, 2014 (File No. 001-36289) and incorporated herein by reference).

4.3	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the registration statement on Form S-1 (File No. 333-193043) and incorporated herein by reference).

4.4
Genocea Biosciences, Inc. Amended and Restated 2014 Equity Incentive plan(previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 25, 2018 (File No. 001-36289) and incorporated herein by reference).

4.5
Genocea Biosciences, Inc. 2014 Employee Stock Purchase Plan, as amended (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on June 25,2018 (file No. 001-36289)and incorporated herein by reference).

4.6	Narinderjeet Singh Inducement Stock Option Agreement (filed herewith).

5.1	Opinion of Ropes & Gray LLP (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page in Part II).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 7th day of August, 2018.

GENOCEA BIOSCIENCES, INC.

By:	/s/ Michael Alfieri
Name: Michael Alfieri
Title: Vice President, Finance and Principal Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William Clark and Michael Alfieri, and each of them acting individually, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Genocea Biosciences, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William Clark
William Clark	President and Chief Executive Officer and Director	August 7, 2018
(Principal Executive Officer)

/s/ Michael Alfieri
Michael Alfieri	Vice President, Finance	August 7, 2018
(Principal Financial Officer)

/s/ Kenneth Bate
Kenneth Bate	Director	August 7, 2018

/s/ Ali Behbahani
Ali Behbahani	Director	August 7, 2018

/s/ Katrine Bosley
Katrine Bosley	Director	August 7, 2018

/s/ Ronald Cooper
Ronald Cooper	Director	August 7, 2018

/s/ Michael Higgins
Michael Higgins	Director	August 7, 2018

/s/ Howard Mayer, M.D.
Howard Mayer, M.D.	Director	August 7, 2018

/s/ George Siber, M.D.
George Siber, M.D.	Director	August 7, 2018